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Exhibit 10.    MATERIAL CONTRACTS

        The letter agreement, dated August 20, 2002, between The Rouse Company (the "Company") and Jeffrey H. Donahue, then Executive Vice President and Chief Financial Officer of the Company, is attached.

        The Executive Agreement, dated September 3, 2002, between the Company and Thomas John DeRosa is attached. Also attached is a summary of the employment terms of Mr. DeRosa.

        The letter agreement, dated September 12, 2002, between the Company and Douglas A. McGregor, then Vice Chairman and Chief Operating Officer, is attached.

AGREEMENT

        This Agreement (the "Agreement") is made as of the 20th day of August, 2002, by and between Jeffrey H. Donahue (the "Executive") and The Rouse Company (the "Company"). The Agreement provides for the Executive's voluntary resignation as an officer and retirement as an employee of the Company.

        In consideration of the mutual agreements set forth below and for other good and valuable consideration, the Company and the Executive agree to the following:

SECTION 1. RETIREMENT AND RESIGNATION

        Effective December 27, 2002 or such earlier date as the Executive may elect by five (5) business days' written notice to the Company (the "Retirement Date"), the Executive will retire from the Company and all of its subsidiaries and affiliates. Effective August 30, 2002 (the "Departure Date"), the Executive will resign as an officer and/or director of the Company and all of its subsidiaries and affiliates. On the Departure Date, the Executive will vacate his office at the Company and discontinue day-to-day responsibilities as an employee of the Company. However, until the Retirement Date the Executive shall perform such limited transition services to or for the Company as may reasonably be requested by the Chief Executive Officer of the Company.

SECTION 2. COMPENSATION AND BENEFITS

        For the purposes of compensation and benefits, the Executive will remain an employee of the Company until the Retirement Date. On the Retirement Date, the Executive's salary, benefits and other entitlements from the Company in respect of services rendered to the Company, its subsidiaries and affiliates through and including the Retirement Date will end. The Executive will receive only the following retirement payments and benefits:

  A.
  Payment by the Company, as soon as practicable following the Executive's execution of this Agreement, to the Executive or to such third party as the Executive may designate, the sum of $3,000 representing an amount equal to the Executive's thirty (30) year service gift.

  B.
  Payment by the Company, as soon as practicable after the Retirement Date, of a supplemental retirement benefit in the total amount of $1,289,935, payable by check or wire transfer of funds, as requested by the Executive, consisting of the following amounts:

  (1)
  $452,565 (representing an amount equal to the Executive's bonus for 2001); and

  (2)
  $837,370 (representing an amount equal to ninety-five (95) weeks base salary).

  C.
  Payment by the Company, as soon as practicable after the Retirement Date, of a supplemental retirement benefit in an amount equal to the product of (x) $1,259.20 times (y) the number of days commencing on the Retirement Date and continuing until and including December 27, 2002 (representing notice pay through December 27, 2002); provided, however, that if the Retirement Date occurs after November 1, 2002, the payment contemplated in this subsection 2.C shall be made as soon as practicable after November 1, 2002 and, in lieu of the foregoing calculation, and also in lieu of the Executive's base salary from and after November 1, 2002, such payment shall be in an amount equal to the product of (x) $1,259.20 times (y) the number of days commencing on November 1, 2002 and continuing until and including December 27, 2002.

  D.
  Provided the Board of Directors approves the applicable special bonus program in February, 2003, payment in a lump sum as soon as practicable thereafter of a special cash bonus to the Executive for services rendered in connection with the Rodamco transaction. This special bonus shall be in such amount as may be approved by the Board of Directors (and the Chief Executive Officer will recommend payment of a $100,000 special bonus to the Executive).

  E.
  Payment, as soon as practicable following the Retirement Date, of a non-qualified pension benefit under the Non-Qualified or Excess Pension Plan portion of the Company's

    Supplemental Retirement Benefit Plan (the "Supplemental Plan") in the amount of $3,655,404, which represents the sum of (1) the Executive's account under such Non-Qualified or Excess Pension Plan ($2,555,404, which amount shall not be changed for the purpose of this Agreement even if the Executive's account in fact is less than such amount as of the Retirement Date) plus (2) $1,100,000.

  F.
  Payment, as soon as practicable following the Retirement Date, of a defined pension benefit under the Company's Qualified Pension Plan in the amount of $791,874, which amount shall be subject to rollover distribution instructions as provided by the Executive, and which amount is calculated based on the 2002 GATT rate and assumes payment to the Executive in 2002. The Executive agrees to cooperate with such reasonable requests of the Company as may be necessary or appropriate to process the paperwork needed to cause such payment to occur in 2002.

  G.
  The Executive's retiree medical and life coverage will be effective as of the Retirement Date. Notwithstanding the Executive's actual years of credited pension service, the Company will contribute an amount not to exceed $1,750 per year for individual coverage, $3,500 per year for individual plus one dependent, and $5,250 per year for individual plus two or more dependents toward the cost of the Executive's retiree medical coverage. As an eligible retiree, at the end of each year the Executive will have certain choices as to his medical plan coverage for the coming year. The Executive shall be entitled to such payments regardless or whether the Company's retiree medical insurance program is modified or terminated, provided that determination and/or definition of qualified dependents for the purpose of payments on account of the Executive's dependants shall be made in accordance with the terms of the Company's retiree medical insurance program in effect as of the date of this Agreement.

  H.
  Effective as of the Retirement Date, the Executive's group life coverage will be $32,500 paid for in full by the Company. At age 65, the coverage will reduce to $25,000 until age 70, at which time the coverage will reduce to $17,500 until age 75, at which time the coverage will reduce to $12,500 without further reduction.

  I.
  All other insured and non-insured benefits will end on the Retirement Date. Certain benefits, such as dental insurance and long-term disability coverage, may be continued for a period of time at the Executive's cost. The Company's Human Resources Division will provide details to the Executive upon request.

  J.
  Payment, as soon as practicable following the Retirement Date, of a defined contribution benefit under the Company's Qualified Savings Plan representing the balance of the Executive's account under such Plan, subject to rollover distribution instructions as provided by the Executive.

  K.
  Without duplication of any other amounts payable as provided in this Agreement, payment, as soon as practicable following the Retirement Date, of any further amounts payable to the Executive under the Supplemental Plan.

  L.
  As soon as practicable after the Retirement Date, the Company shall transfer to the Executive, at no cost to him other than related tax obligations, title to the car that is now being leased by the Company for his use. In addition, the Executive shall be entitled to retain possession of the lap top computer and Palm Pilot that have previously been provided for his use (but all proprietary information and software of the Company shall be removed from such laptop computer and Palm Pilot to the reasonable satisfaction of the Company).

  M.
  At the Executive's request from time to time up to including June 30, 2004, the Company will reimburse the Executive up to a total maximum amount of $25,000 for financial planning, tax, estate planning or out placement services provided to the Executive in connection with his separation from the Company.

        If the Executive dies before all payments specified in this Section 2 have been made, the Company shall make all remaining payments to the beneficiary of such payments as designated by the Executive in writing, or, if there is no such designation, to the Executive's estate.

SECTION 3. STOCK OPTIONS, BONUS STOCK, LOAN FORGIVENESS

  A.
  The Executive currently has a number of vested, partially vested and non-vested stock options as more specifically set forth on Exhibit A attached hereto. All fully vested option grants will remain exercisable at any time during their remaining terms subject to the terms and conditions as provided in their respective grant agreements. As to the non-vested and partially vested option grants, effective as of the Retirement Date all remaining shares of these option grants will be vested and shall be exercisable at any time during their respective remaining terms subject to the terms and conditions as provided in their respective option agreements. The Legal Division of the Company will provide the Executive with further information regarding these options.

  B.
  The Executive has received grants of restricted Common Stock of the Company as more specifically set for the on Exhibit A attached hereto. Effective as of the Retirement Date, any remaining restrictions on such Common Stock shall terminate, and the Executive shall own those shares outright.

  C.
  The entire unpaid balance ($162,000) of the loan made by the Company to the Executive pursuant to the Loan Agreement dated December 3, 1998 shall be forgiven as of the Retirement Date. The Executive shall pay all interest that accrues on such loan on or before the Retirement Date.

SECTION 4. PERFORMANCE OF AGREEMENT

  D.
  Subject to the provisions of subsection B below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, successors, heirs, assigns, executors, administrators and personal representatives.

  E.
  This Agreement shall be assignable by the Company only to any corporation(s) or other entity(ies) (the "Successors") resulting from the reorganization, merger or consolidation of the Company with any other corporation(s) or entity(ies) to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred (each such act a "Change of Control"), and this Agreement must be so assigned by the Company to, and shall then be deemed to be binding upon, such Successor(s) in connection with any such Change of Control. Notwithstanding any assignment of this Agreement, however, the Company shall remain a guarantor of the performance of all obligations to be performed by the Company under this Agreement.

  F.
  In the event that any retirement plan payment or other payment specified in Section 2 hereof shall not be paid within five (5) days following the date such payment was due under the terms hereof, and upon ten (10) days' prior written notice to the Company by the Executive (or his spouse, authorized representative or beneficiary) and opportunity on the part of the Company to cure, within such notice period, such nonpayment shall be deemed a material breach of this Agreement. Thereupon, the Executive, or his successor in interest, shall be entitled to obtain any remedy at law or in equity available under the circumstances, and in addition to any other sums owing to the Executive, the Company shall also be liable for all reasonable attorneys' fees and expenses incurred by the Executive in connection with any such breach and the collection (including legal advice and any ensuing litigation) of any unpaid amounts in connection with any such breach, all without being subject in whole or in part to any diminishment, set off, counterclaim, compromise or other claim of any kind on the part of the Company, whether sought to be asserted by or on behalf of the Company, any affiliate, director, officer or any other entity or person now or in the future, which might otherwise offset, reduce, make contingent or delay the payment by the Company of such obligations specified in Section 2 hereof, it being understood that any such claim on the part of the

    Company shall be determined separately from the determination and performance of such payment obligations to the Executive specified in Section 2. The Company has received advice from independent legal counsel with respect to the meaning and enforceability of this subjection 4C.

SECTION 5. RELEASE; CONSULTATION WITH ADVISORS; EFFECTIVE DATE

  D.
  Certain of the payments and benefits provided for in this Agreement exceed the payments and benefits that are available to persons who voluntarily terminate from the Company. In consideration of these additional payments and benefits, the Executive agrees to release the Company, its subsidiaries and affiliates, and its and their directors, officers and employees, from all claims of any kind, if any, existing on or before the effective date of this Agreement and relating to the Executive's employment by or separation from the Company, including those arising under federal, state or local law, statute, ordinance or regulation (including, but not limited to Title VII of the Civil Rights Act or 1964 and the Age Discrimination in Employment Act, as amended (the "ADEA").

  E.
  The Executive affirms that no promise or agreement has been made, other than as set forth in this Agreement, to cause him to sign this Agreement; that he understands the provisions of this Agreement; that he has been advised of the advisability of seeking advice, and has asked such questions and sought such advice, from legal counsel, financial and other of his advisors, as he deems appropriate concerning his decision to sign this Agreement; and that he has had at least twenty-one (21) days within which to consider this matter. The Executive acknowledges having been advised that this Agreement does not waive any rights or claims under the ADEA that may arise after the date of this Agreement.

  F.
  This Agreement shall become effective seven (7) days from the date of execution hereof unless either party revokes this Agreement in writing prior to such effective date.

SECTION 6. CONFIDENTIALITY AND NON-COMPETITION

  C.
  From and after the date of this Agreement through January 1, 2007, the Executive will keep confidential, except as may be required by law or court order, (1) the terms of this Agreement relating to any supplemental retirement benefits (except for disclosures in confidence to authorized officers or employees of the Company or their legal or financial advisors, or to his spouse and members of his immediate family, or to his legal and financial advisors) and (2) any trade secrets or confidential or proprietary information of the Company, its subsidiaries or affiliates which are known to him as a result of this employment or association with the Company, its subsidiaries or affiliates, and the Executive shall not directly or indirectly disclose any such information to any person, firm, corporation or other entity, or use the same in any way. For the purposes of this Agreement, "trade secrets or confidential or proprietary information" means information unique to the Company, its subsidiaries or affiliates, which has a significant business purpose and is not known or generally available from sources outside the Company, its subsidiaries or affiliates, or typical of industry practice.

  D.
  In consideration of the payments and benefits provided for in this Agreement, from the Retirement Date through January 1, 2005, the Executive will not, except with the Company's permission (which may be withheld in the Company's sole discretion), directly or indirectly engage (whether as partner, proprietor, stockholder or owner of an equity interest, as a director, officer, employee, consultant, agent or in any other representative or individual capacity, or as the owner or guarantor of any indebtedness or otherwise) in any activity or business which has, as a principal line of business, broad scale long term community development (e.g., broad scale long term community development/land sale projects like Columbia, Maryland and Summerlin, Nevada) and/or the development, ownership or management of regional retail shopping centers in the United States (specifically including, without limitation, Simon Property Group, Westfield America, The Taubman Company, General Growth Properties, Macerich, CBL or any of their subsidiaries or affiliates. Nothing in this subsection shall prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business, including without limitation any publicly traded business or enterprise identified, or of the type described, above. Further, and without limiting the generality of application of the provisions of this subsection, nothing in this subsection shall prohibit the Executive from employment by and/or ownership of an interest in, any business or enterprise whose principal line of business is the development, ownership, operation and/or management of, or investment in, health care and/or senior living facilities or low income housing.

  C.
  It is recognized and agreed that damages in the event of a breach of subsection 6A or 6B by the Executive would be difficult, if not impossible, to ascertain, and the Executive therefore agrees that the Company, its subsidiaries and affiliates, in addition to and without limiting any other remedy or right that they may have, shall have the right to an injunction or other equitable relief enjoining any such breach.

SECTION 7. MISCELLANEOUS

  E.
  This Agreement is the entire agreement between the Company and the Executive and supersedes all previous oral or written agreements. Changes to the terms set forth in this Agreement or in any other aspect of the Executive's separation from the Company may be made only in writing and with the Company's consent.

  F.
  Any federal, state or local taxes imposed on any of the payments, benefits, entitlements or other matters referred to in this Agreement, determined to be payable by an employee under applicable law shall be the responsibility of the Executive. The Executive has obtained such legal, financial or other advice with respect to the tax implications of the matters covered by this Agreement as he has deemed appropriate, and the Executive releases and holds harmless the Company, its subsidiaries and affiliates, and its and their directors, officers and employees, from any liability with respect to such tax implications or advice. If the Company incurs an obligation to withhold federal, state or local taxes in connection with any payments, benefits, entitlements or other matters referred to in this Agreement, the Company, in its discretion, shall either (1) advise the Executive thereof and withhold the required amounts when the payments are made, or, with respect to benefits that do not involve a current cash payment, shall withhold the required amounts, or (2) permit the Executive upon notice to promptly provide the Company with a cash payment or other property acceptable to the Company sufficient to satisfy the Company's withholding obligations.

  G.
  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

  H.
  Notices shall be effective when delivered to the Executive in person or when received by mail at his residence at 7822 Ruxwood Road, Baltimore, Maryland 21204, or at the last address provided by him in writing to the Company. Any notices to the Company shall be effective when delivered to the General Counsel of the Company at The Rouse Company Building, 10275 Little Patuxent Parkway, Columbia, Maryland 21044 or to its headquarters address is the foregoing ceases to be such.

        The undersigned have executed this Agreement, intending to be legally bound hereby, as of the 20th day of August, 2002.

THE ROUSE COMPANY

By:
Jeffrey H. Donahue		Anthony W. Deering Chairman of the Board and Chief Executive Officer

EXECUTIVE AGREEMENT dated
September 3, 2002, between
THE ROUSE COMPANY,
(together with its subsidiaries and affiliates, the "Company"), and THOMAS JOHN DeROSA (the "Executive")

        The Company and the Executive agree as follows:

        SECTION 1.    Definitions.    As used in this Agreement:

        "Accrued Obligations" means the sum of the amounts described in Section 6(a) (i) (A) and Section 6(a) (ii) (A)(2).

        "Annual Base Salary" means the Executive's salary at a rate not less than the Executive's annualized salary in effect immediately prior to the Change in Control Operative Date or the date that is six months prior to the Change in Control Operative Date (whichever date results in a larger salary); provided that in the event the Executive's Date of Termination occurs prior to the Change in Control Operative Date, then the Annual Base Salary shall be the Executive's annualized salary in effect immediately prior to the Executive's Date of Termination or that date that is six months prior to the Executive's Date of Termination (whichever results in a larger salary).

        "Annual Bonus" means the Executive's annual bonus in an amount that is not less than the highest annual bonus paid to the Executive with respect to the three years preceding the Change in Control Operative Date; provided that in the event the Executive's Date of Termination occurs prior to the payment of his first annual bonus, then the Annual Bonus shall be deemed to be $750,000.

        "Board" means the Board of Directors of the Company.

        "Cause" means (i) the willful and continued failure of the Executive to perform substantially the Executive's duties owed to the Company after a written demand for substantial performance is delivered to the Executive which specifically identifies the nature of such non-performance (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason pursuant to Section 5(d), (ii) willful gross misconduct by the Executive that is significantly and demonstrably injurious to the Company, or (iii) the Executive in the course of his or her employment is convicted of a felony or willfully engages in a fraud that results in material harm to the Company. No act or omission on the part of the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. For purposes of this Section 1(e), any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board, the Company's Chief Executive Officer or other executive officer of the Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of three-quarters (3/4) of the Board the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) above and specifying the particulars thereof in detail.

        A "Change in Control" shall mean and shall be deemed to have occurred if:

          (i)    either of the following occurs: (a) the acquisition of beneficial ownership, directly or indirectly, of voting securities of the Company (defined as Common Shares of the Company or any securities having voting rights that the Company may issue in the future) and rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board of Directors of the Company, as then constituted; or (b) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 20% or more of the combined voting power of the Company's then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly, unless such acquisition as is described in this part (b) is expressly approved by resolution of the Board of Directors of the Company passed upon affirmative vote of not less than a majority thereof and adopted at a meeting of the Board held not later than the date of the next regularly scheduled or special meeting held following the date the Company obtains actual knowledge of such acquisition (which approval may be limited in purpose and effect solely to affecting the rights of the Executive under this Agreement). Notwithstanding the preceding, any transaction that involves a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a "Change in Control."

          (ii)  during any period of twenty-four (24) consecutive months (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition or any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

          (iii)  the shareholders of the Company approve a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were Beneficial Owners, immediately prior to such reorganization, merger or consolidation, of the combined voting power of the Company's then outstanding securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than eighty percent (80%) of the combined voting power of the securities of the corporation resulting from such reorganization, merger or consolidation; or

          (iv)  the shareholders of the Company approve (a) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (b) a complete liquidation or dissolution of the Company.

        "Common Shares" means the Common Stock of the Company.

        "Date of Termination" means: (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive's employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Incapacity, the Date of Termination shall be the date of death of the Executive or the Incapacity Effective Date, as the case may be.

        "Dependents", as of any date, means the members of the Executive's family who under the most liberal eligibility rules (as in effect on a date that is six months prior to the Change in Control Operative Date or if the Change in Control Operative Date has not occurred then on a date that is six months prior to the Executive's Date of Termination) of the plans or programs of the Company (or any successor) which provide medical benefits, would, be eligible for benefits under such plans or programs on such date.

          (j)    "Good Reason" means any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof from the Executive.

          (k)  "Incapacity" means, and shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, (i) the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, (ii) the Company gives the Executive a Notice of Termination for Incapacity, and (iii) the Executive does not return to the full-time performance of the Executive's duties within thirty (30) days after such Notice of Termination is given.

          (l)    "Incapacity Effective Date" means the date on which the period described in Section 1(k)(iii) expires.

          (m)  "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such provision, (iii) in the case of termination by the Company for Cause, confirms that such termination is pursuant to a resolution of the Board, and (iv) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).

          (n)  "Change in Control Operative Date" means the date on which a Change in Control shall have occurred.

          (o)  "Other Benefits" means any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid and stock and similar compensation, that is in effect on the date that is six months prior to the Change in Control Operative Date or, if the Change in Control Operative Date has not occurred, then on the date which is six months prior to the Executive's Date of Termination.

          (p)  "SERP" means the Supplemental Retirement Benefit Plan of The Rouse Company as it now exists or may hereafter be amended prior to the date that is six months prior to the Change in Control Operative Date or, if the Change in Control Operative Date has not occurred, then on the date which is six months prior to the Executive's Date of Termination.

          (q)  "Term" means the term of this Agreement which shall begin as of September 3, 2002, and shall continue to and remain in effect until March 3, 2004 (subject to further extensions pursuant to Section 2) or, if later, three years following a Change in Control Operative Date occurring prior to the later of (i) March 3, 2004, or (ii) such later date to which this Agreement has been extended pursuant to Section 2.

        SECTION 2.    Extension of this Agreement.    If no Change in Control Operative Date shall have occurred on or before the 60th calendar day preceding the date on which the Term is then scheduled to expire, then the Term shall automatically be extended to October 25, 2004 unless either party shall have given the other party written notice of its election not to extend the Term.

        SECTION 3.    Terms of Employment prior to Change in Control Operative Date.    Except as otherwise provided in this Agreement, prior to the Change in Control Operative Date, the terms and conditions of the Executive's employment, including the Executive's rights upon termination of the Executive's employment, shall be the same as they would have been had this Agreement not been entered into by the Executive and the Company.

        SECTION 4.    Terms of Employment on and after Change in Control Operative Date.

        (a) Position and Duties.    I. On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, (A) the Executive's position (including, without limitation, status, offices, titles, authority, duties and responsibilities) shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Change in Control Operative Date and (B) the Executive's work location shall be based in Columbia, Maryland and the Company shall not require the Executive to travel on Company business to a substantially greater extent than required on the date that is six months prior to the Change in Control

Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Executive's responsibilities and which are consistent with the Executive's being based in Columbia, Maryland.

        On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, but excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

  (b) Compensation.    (i) Salary. On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Executive shall receive compensation at an annual rate not less than his Annual Base Salary.

          (ii) Stock Incentive, Savings and Other Retirement and Supplemental Retirement Plans.    On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Executive will be entitled to participate in all stock incentive, 401(k) savings, pension and other retirement and supplemental retirement plans and programs that are generally available to full-time officers or employees of the Company.

          Welfare Benefit Plans.    On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Executive and any persons who from time to time thereafter are his Dependents shall be eligible to participate in and shall receive (or, in the case of life insurance, shall be entitled to have the Executive's beneficiary receive) all benefits under welfare benefit plans and programs that are generally available to full-time officers or employees of the Company.

          Business Expenses.    On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Company shall, in accordance with policies in effect with respect to the payment of such expenses immediately prior to the Change in Control Operative Date, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.

          Vacations.    On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Executive shall be entitled to periods of vacation not less than those to which the Executive was entitled on the date that is six months prior to the Change in Control Operative Date.

          Other Benefits.    On and after the Change in Control Operative Date and thereafter during the Term of this Agreement, the Executive shall be entitled to all Other Benefits not specifically provided for in subsections (i), (ii), (iii), (iv) and (v) of this Section 4(b) that are generally available to full-time officers or employees of the Company.

        SECTION 5.    Termination of Employment.

        (a) Death or Incapacity.    The Executive's employment shall terminate automatically upon the Executive's death. On and after the Change in Control Operative Date, the Executive's employment shall also terminate automatically on his Incapacity Effective Date during the Term of this Agreement.

        (b) Company Termination.    The Company may terminate the Executive's employment for any reason, subject to the provisions of this Agreement establishing obligations of the Company that arise with respect to certain terminations.

        (c) Executive Termination.    The Executive may terminate his employment for any reason.

        (d) Notice of Termination.    During the Term of this Agreement, any termination by the Company for Cause or Incapacity, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Incapacity or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        SECTION 6.    Obligations of the Company upon Termination.

        (a) Termination for Good Reason or for Reasons other than for Cause, Death or Incapacity.    If, either on or prior to March 3, 2004 or on or after the Change in Control Operative Date and during the Term of this Agreement, (x) the Company shall terminate the Executive's employment other than for Cause, death or Incapacity or (y) the Executive shall terminate his employment for Good Reason, then:

          (i) the Company shall pay to the Executive in a lump sum in cash within 30 calendar days after the Date of Termination the aggregate of the following amounts:

    the sum of (1) the Executive's then Annual Base Salary through the Date of Termination to the extent not already paid, plus (2) the product of (x) an amount equal to his then Annual Bonus times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 plus (3) any accrued vacation pay to the extent not already paid; and

    the amount equal to the product of (1) three, times (2) the sum of (x) the Executive's then Annual Base Salary and (y) his then Annual Bonus; and

          (ii) the Company shall:

            (A)  contribute, within 30 calendar days after the Date of Termination, under Section 3 of the SERP an amount equal to the sum of (1) three times the maximum amount that could be contributed by the Company under Section 3(a)(i) of the SERP for a full calendar year based on the Executive's Compensation (as defined in The Rouse Company Savings Plan) computed for the 12 months immediately preceding such Date of Termination, and (2) one times such maximum amount multiplied by a fraction, the numerator of which is the number of days transpired in the year of termination prior to and including the Date of Termination and the denominator of which is 365; and

            (B)  accrue an additional benefit under Section 2 of the SERP equal to the amount by which the accrued benefit, as of the Date of Termination, of the Executive would be increased if the Executive were (1) credited, for all purposes under the SERP and the Pension Plan (as defined in the SERP), with three additional years of service credit based on (A) the Executive's Cash Compensation (as defined in the Pension Plan) computed for the 12 months immediately preceding such Date of Termination, and (B) the assumption that the benefit calculations for Past Service under the SERP and the Pension Plan are "updated", in a manner consistent with past Company practice, on January 1, 2000 and every third year thereafter, and (2) deemed, for all purposes under the SERP and the Pension Plan, to be three years older in age.

          (iii)  for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and his Dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) if the Executive's employment had not been terminated or, if more favorable to the Executive and his Dependents, as in effect generally at any time thereafter;

          (iv)  the Executive and his Dependents shall continue to be eligible to participate in and shall receive all benefits under any plan or program of the Company providing medical benefits as are in effect on the date six months prior to the Change in Control Operative Date, or if more favorable to the Executive, the Executive's Date of Termination, or under any plan or program of a successor to the Company which provides medical benefits that are not less favorable to the Executive and his Dependents than such plans or programs of the Company until the date the Executive and his Dependents are all eligible for Medicare benefits (by reason of attaining the minimum age for such benefits without regard to whether an application has been made therefor); provided, however, that (A) in no event will a Dependent be eligible for benefits as described in this clause (iv) after the date he ceases to be a Dependent and (B) at all times after the expiration of the three-year period described in clause (iii) above, the Executive shall pay for such coverage at the same rate as is charged to other similarly situated individuals electing continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended;

          (v)  all outstanding options and restricted shares granted to Executive to purchase Common Shares under the Incentive Plans or under any other option or equity incentive plan shall, to the extent not already vested, immediately become fully vested and, in the case of options, shall remain exercisable until the end of the original term of such option without regard to Executive's termination of employment;

          (vi)  the Company will continue to pay any premiums due on any individual insurance policies in effect on the life of the Executive for three years following the Date of Termination, after which time the Company shall distribute such policy to the Executive without requiring the Executive to repay any premiums paid by the Company;

[Intentionally Omitted]

the Company shall transfer any car made available to the Executive for his use by the Company to the Executive for no consideration, provided that the Executive pays any and all transfer taxes and agrees to be solely responsible for insurance and the cost of insurance after the date of transfer;

the Executive shall be entitled to keep any computer and/or software provided to the Executive by the Company for home or travel use for no consideration;

the Company, at no cost to the Executive, shall provide the Executive with outplacement services at a firm selected by the Executive for the period commencing on the Date of Termination and ending on the first to occur of (i) the first anniversary of the Executive's Date of Termination and (ii) the date on which the Executive obtains full-time employment as an employee;

immediate payment of any deferred compensation balances not already paid to the Executive;

immediate vesting of any outstanding equity- and performance-based awards; and

to the extent not already paid or provided, the Company shall timely pay or provide to the Executive all Other Benefits to the extent accrued on the Date of Termination and not specifically provided for in subsections (i) through (xii) of this Section 6(a).

        (b) Death or Incapacity.    If the Executive's employment is terminated either prior to March 3, 2002 or on or after the Change in Control Operative Date by reason of the Executive's death or Incapacity, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than for (i) timely payment of Accrued Obligations and (ii) provision by the Company of death benefits or disability benefits for termination due to death or Incapacity, respectively, in accordance with Sections 4(b)(iii) and 6(a)(vi) as in effect at the Change in Control Operative Date or, if more favorable to the Executive, at the Executive's Date of Termination.

        (c) Cause; Other than for Good Reason.    If the Executive's employment shall be terminated either prior to March 3, 2004 or on or after the Change in Control Operative Date for Cause, this Agreement shall terminate without further obligations to the Executive other than timely payment to the Executive of (x) the Executive's then Annual Base Salary through the Date of Termination and (y) Other Benefits, but in each case only to the extent unpaid as of the Date of Termination. If the Executive voluntarily terminates employment during the Term of this Agreement, excluding a termination for Good Reason either prior to March 3, 2004 or on or after the Change in Control Operative Date, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of Accrued Obligations and Other Benefits.

        SECTION 7.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the

Company and for which the Executive may qualify, nor, subject to Section 15(c), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

        SECTION 8.    No Mitigation.    The Company agrees that, if the Executive's employment is terminated either prior to March 3, 2004 or on or after the Change in Control Operative Date and during the Term of this Agreement for any reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, the amount of any payment or benefit provided hereunder on either prior to March 3, 2004 or on after the Change in Control Operative Date shall not be reduced by any compensation earned by the Executive as the result of employment with another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

        SECTION 9.    Resolution of Disputes.

        (a) Negotiation.    The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between the Executive and an executive officer of the Company or member of the Board of Directors of the Company as may be designated by the Board of Directors who has authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 10 days after the effective date of such notice, the Executive and an executive officer of the Company shall meet at a mutually acceptable time and place within the Baltimore-Washington metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days, notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 9(a) shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

        (b) Arbitration.    Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by nonbinding means as provided in Section 9(a) within 60 days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources, Inc. ("CPR") Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators, of whom each party shall appoint one, provided that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before the expiration of such period. Any such party shall be appointed from the CPR Panels of Neutrals. The arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages. Each party hereby acknowledges that compensatory damages include (without limitation) any benefit or right of indemnification given by another party to the other under this Agreement.

        (c) Expenses.    The Company shall promptly pay or reimburse the Executive for all costs and expenses, including, without limitation, court costs and attorneys, fees, incurred by the Executive as a result of any claim, action or proceeding (including, without limitation a claim action or proceeding by the Executive against the Company) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof or any other agreement or entitlement referred to herein.

        SECTION 10.    Certain Additional Payments by the Company.    Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision of the Code) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (an "Excise Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Excise Gross-Up Payment, the Executive retains an amount of the Excise Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of this Section 10, all determinations required to be made hereunder, including whether an Excise Gross-Up Payment is required and the amount of such Excise Gross-Up Payment, shall be made by KPMG LLP or such other accounting firm which at the time audits the financial statements of the Company (the "Accounting Firm") at the sole expense of the Company, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision of the Code) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

        The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i)    give the Company any information reasonably requested by the Company relating to such claim;

          (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii)  cooperate with the Company in good faith to contest effectively such claim; and

          (iv)  permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Excise Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Gross-Up Payment required to be paid.

        SECTION 11.    Successors; Binding Agreement.

        (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder had the Company terminated the Executive for reason other than Cause or Incapacity on the succession date. As used in this Agreement, "the Company" means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

        (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        SECTION 12.    Nonassignability.    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution and, in the event of any attempted assignment or transfer by the Executive contrary to this Section 12, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

        SECTION 13.    Notices.    For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive—at the address included on the signature page.

  If to the Company:

    The Rouse Company
    10275 Little Patuxent Parkway
    Columbia, Maryland 21044

    Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        SECTION 14.    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without reference to principles of conflict of laws.

        SECTION 15.    Miscellaneous.

        (a) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and the Company. The rights and obligations of the Company and the Executive shall survive the expiration of the Term.

        (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (c) Except as provided herein, this Agreement shall not be construed to affect in any way any rights or obligations in relation to the Executive's employment by the Company prior to the Change in Control Operative Date or subsequent to the end of the Term.

        (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

        (e) The Company may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as shall be required by law.

        (f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

THE ROUSE COMPANY
By:
Name:	Anthony W. Deering
Title:	Chairman and Chief Executive Officer

Thomas John DeRosa
(Street Address)

(City, State, Zip Code)

Employment terms of Thomas J. DeRosa:

Position:	Vice Chairman and Chief Financial Officer
Start Date:	September 3, 2002
Salary:	$600,000
Annual Incentive Bonus	Per current guidelines (up to 125% base salary) with full bonus in the amount of $750,000 to be paid in February, 2003
Annual Incentive Awards (Options and Bonus Stock)	In accordance with the Company's incentive compensation policy for Vice Chairman; full awards will be granted per policy in 2003.
Special Bonus Upon Joining the Company (Paid/Granted on September 3, 2002)	$400,000 cash bonus Up to 350,000 common stock options, at market, with 5 year vesting 20,000 shares of restricted bonus stock, with 5 year vesting
Benefits (Health Insurance, Savings Plan, Pension, etc.)	Consistent with Company policy for other senior executives
Executive Agreement
Same form of change in control agreement as other senior executives; in addition, Mr. DeRosa would receive termination benefits per the agreement (e.g., three times base salary and bonus) if he is terminated "without cause" or leaves for "good reason" within the first 18 months following his hire
Other Terms
Reimbursement of moving and travel expenses, tax return preparation costs for 2002 returns; assistance consistent with prior practice for senior executives in payment of increased taxes in the event the Company's compensation package results in a significant increased tax rate burden.

Please see the attached [form of the] Executive Agreement

AGREEMENT

        This Agreement (the "Agreement") is made as of the 12th day of September, 2002, by and between Douglas A. McGregor (the "Executive") and The Rouse Company (the "Company"). The Agreement provides for (i) the Executive's voluntary resignation as an officer and retirement as an employee of the Company and (ii) for the Executive to provide continued services to the Company as a consultant following his retirement.

        In consideration of the mutual agreements set forth below and for other good and valuable consideration, the Company and the Executive agree to the following:

SECTION 1. RETIREMENT AND RESIGNATION

        Effective October 1, 2002 (the "Retirement Date"), the Executive will retire from, and resign as an officer and/or director of, the Company and all of its subsidiaries and affiliates, including without limitation any corporations, limited liability companies and/or other entities (the "RNA Acquisition Affiliates") created by the Company and/or its affiliates, Westfield America Limited Partnership and/or its affiliates (collectively, "Westfield") and/or Simon Property Group, L. P. and/or its affiliates (collectively, "Simon") in connection with the acquisition, management or operation of assets acquired from Rodamco North America, N. V. and/or its affiliates (collectively the "RNA Assets"). Notwithstanding the foregoing, in connection with the consulting services to be rendered to the Company as hereinafter set forth and so long as the Executive is provided with director's insurance and indemnification comparable to that which is provided to directors of the Company, then at the request of the Chief Executive Officer of the Company, the Executive will retain such director positions with such RNA Acquisition Affiliates as the Chief Executive of the Company may from time to time designate.

SECTION 2. COMPENSATION AND BENEFITS

        On the Retirement Date, the Executive's salary, benefits and other entitlements from the Company in respect of services rendered to the Company, its subsidiaries and affiliates through and including the Retirement Date will end, and he will receive only the following retirement payments and benefits:

  A.
  Payment, as soon as practicable after the Retirement Date, of a supplemental retirement benefit in the total amount of $686,340 (the "2002 Bonus" representing the Executive's 2002 bonus in an amount equal to the Executive's bonus for 2001); provided that at the election of the Executive made prior to the Retirement Date pursuant to the Bonus Deferral portion of the Company's Supplemental Retirement Benefit Plan (the "Supplemental Plan"), the Executive may defer payment of all or a portion of the 2002 Bonus until the Non-Qualified Pension Payment Date (as defined below).

    If the Executive elects such deferral, then prior to the Non-Qualified Pension Payment Date, the Executive may invest the deferred portion of the 2002 Bonus, on paper, in any of the investments that are available under Excess (non-qualified) Savings Plan portion of the Supplemental Plan, as amended from time to time. Investments may be reallocated prior to the Non-Qualified Pension Payment Date as provided for in the Excess Savings Plan. Other provisions relating to such investments (such as the minimum amount that may be allocated to any investment) shall be the same as are provided with respect to investments under the Excess Savings Plan.

  B.
  Payment, as soon as practicable after February 1, 2003 (the "Non-Qualified Pension Payment Date"), of a lump sum non-qualified pension benefit (the "Non-Qualified Pension Account") under the Non-Qualified or Excess Pension Plan portion of the Supplemental Plan subject to adjustment as of the Non-Qualified Pension Payment Date based on investment allocations described below. As of the Retirement Date, the Non-Qualified Pension Account shall consist of $7,826,170 representing the sum of:

  (1)
  $6,094,268 (non-qualified lump sum benefit) plus

    (2)
    $1,731,902 (pension enhancement).

    Prior to the Non-Qualified Pension Payment Date, the Executive may invest the Non-Qualified Pension Account, on paper, in any of the investments that are available under Excess (non-qualified) Savings Plan portion of the Supplemental Plan, as amended from time to time. Investments may be reallocated prior to the Non-Qualified Pension Payment Date with such frequency as is permitted with respect to investments under Excess Savings Plan. Other provisions relating to such investments (such as the minimum amount that may be allocated to any investment) shall be the same as are provided with respect to investments under the Excess Savings Plan.

  C.
  Payment, as soon as practicable following the Retirement Date, of a defined pension benefit under the Company's Qualified Pension Plan, which defined pension benefit, at the Executive's election, may be paid as:

  (1)
  a lump sum in the full amount of the Executive's account (which account is $1,759,338 as of the Retirement Date), which amount shall be subject to rollover distribution instructions as provided by the Executive; provided that such payment and rollover shall only be made to the extent permitted under applicable laws, rules and regulations, including, as applicable and without limitation, the requirement that the Executive be obligated to return all or a portion of such lump sum payment in the event the Qualified Pension Plan terminates without sufficient assets to pay its benefit obligations, which obligation of the Executive must be secured by bond or pledge of assets having a value as specified under applicable laws, rules and/or regulations; or

  (2)
  annuity payments based on the Executive's Qualified Pension Plan account in accordance with the terms of the Plan and applicable laws, rules and regulations.

  D.
  Provided the Board of Directors approves the applicable special bonus program in February, 2003, payment in a lump sum as soon as practicable thereafter of a special cash bonus to the Executive for services rendered in connection with the Rodamco transaction in such amount as may be approved by the Board of Directors (and the Chief Executive Officer will recommend payment of a $150,000 Rodamco special bonus to the Executive).

  E.
  The Executive's retiree medical and life coverage will be effective as of the Retirement Date. Notwithstanding the Executive's actual years of credited pension service, the Company will contribute an amount not to exceed $1,750 per year for individual coverage, $3,500 per year for individual plus one dependent, and $5,250 per year for individual plus two or more dependents toward the cost of the Executive's retiree medical coverage. As an eligible retiree, at the end of each year the Executive will have certain choices as to his medical plan coverage for the coming year.

  F.
  Effective as of the Retirement Date, the Executive's group life coverage will be $32,500 paid for in full by the Company. At age 65, the coverage will reduce to $25,000 until age 70, at which time the coverage will reduce to $17,500 until age 75, at which time the coverage will reduce to $12,500 without further reduction.

  G.
  All other insured and non-insured benefits will end on the Retirement Date. Certain benefits, such as dental insurance and long-term disability coverage, may be continued for a period of time at the Executive's cost. The Company's Human Resources Division will provide details to the Executive upon request.

  H.
  Payment, as soon as practicable following the Retirement Date, of a defined contribution benefit under the Company's Qualified Savings Plan representing the balance of the Executive's account under such Plan, subject to rollover distribution instructions as provided by the Executive.

  I.
  Without duplication of any other amounts payable as provided in this Agreement, payment, as soon as practicable following the Retirement Date, of any further amounts payable to the Executive under the Supplemental Plan.

  J.
  As soon as practicable after the Retirement Date, the Company shall transfer to the Executive, at no cost to him other than related tax obligations, title to the car that is now being leased by the Company for his use. In addition, the Executive shall be entitled to retain possession of the lap top computer that has previously been provided for his use (but all proprietary information and software of the Company shall be removed from such laptop computer to the reasonable satisfaction of the Company).

  K.
  At the Executive's request from time to time up to and including June 30, 2004, the Company will reimburse the Executive up to a total maximum amount of $25,000 for financial planning, tax or estate planning services provided to the Executive in connection with his separation from the Company.

        If the Executive dies before all payments specified in this Section 2 have been made, the Company shall make all remaining payments to the beneficiary of such payments as designated by the Executive in writing, or, if there is no such designation, to the Executive's estate.

SECTION 3. STOCK OPTIONS, BONUS STOCK, LOAN REPAYMENT

  A.
  The Executive currently has a number of vested, partially vested and non-vested stock options as more specifically set forth on Exhibit A attached hereto. As to the non-vested and partially vested grants, effective as of the Retirement Date all non-vested and partially vested grants will be vested and shall be exercisable at any time during their respective remaining terms subject to the terms and conditions as provided in their respective option agreements. The Legal Division of the Company will provide the Executive with further information regarding these options.

  B.
  As part of the consideration to the Executive for the consultant services to be performed by the Executive following the Retirement Date as described in Section 4 below, and provided the consulting agreement described in Section 4 has not been terminated by the Company for "cause" (as defined below) or by the Executive, at the time of the regular February 2003 meeting of the Board of Directors of the Company, the Executive will be granted non-qualified stock options (the "New Options") in an amount equal to one-half (1/2) the number of stock options granted to officers of the Company at the Vice Chairman level under the Company's incentive compensation policy, which grant of New Options shall be based on the assumption (which the number of New Options will be adjusted if necessary to reflect) that the proportion of the value of stock options to the total value of stock options and restricted stock grants made at the Vice Chairman level in February 2003 shall be substantially similar to the proportion of the value of stock options to the total value of stock options and restricted stock grants made at the Vice Chairman level in February 2002. The New Options will vest in full upon the completion of the consulting agreement described in Section 4 below or the termination of the consulting agreement by the Company without "cause", and the New Options will be forfeited by the Executive if the Company terminates the consulting agreement for "cause" or if the Executive terminates the consulting agreement. For the purposes of this subsection 3B and the New Options grant agreement, "cause" shall be as defined in Section 4 below. The option agreement for the New Options will not contain a "reload feature".

  C.
  The Executive has received grants of restricted Common Stock of the Company (the "Restricted Stock") as more specifically set forth on Exhibit A attached hereto. Any remaining restrictions on the Restricted Stock shall terminate and the Executive shall own those shares outright upon the completion of the consulting agreement described in Section 4 below or the termination of the consulting agreement by the Company without "cause", and the Restricted Stock will be forfeited by the Executive if the Company terminates the consulting agreement for "cause" or if the Executive terminates the consulting agreement. For the purposes of this subsection 3C, "cause" shall be as defined in Section 4 below. The restrictive legends on the Restricted Stock will be modified to reflect the restrictions set forth in this Section 3C or new shares of Restricted Stock containing such restrictions shall be issued in replacement of the existing Restricted Stock.

  D.
  On the Retirement Date the Executive shall repay to the Company the entire unpaid balance ($121,500) of the loan made by the Company to the Executive pursuant to the Loan Agreement dated December 3, 1998. The Executive also shall pay all interest that accrues on such loan on or before the Retirement Date.

SECTION 4. CONSULTING AND OTHER SERVICES

        Following the Retirement Date, the Company desires to retain the services of the Executive, and the Executive agrees to perform such services, on the following terms and conditions.

  A.
  Nature of Services; Term.    Subject to termination by the Company as hereinafter provided, from the Retirement Date though October 1, 2003, the Company agrees to retain the Executive to perform consulting services as an independent contractor and the Executive agrees to provide such services. It is anticipated that the Executive will provide up to 800 hours of service during the twelve month term of the consulting agreement. The consulting services shall be as defined in collaboration with the Chief Executive Officer of the Company, consistent with the Executive's duties and responsibilities in his former capacity as Vice Chairman and Chief Operating Officer of the Company, and may consist of personal services and the preparation of written materials, including, but not limited to, the following:

  1.
  Advising the Company and/or the RNA Acquisition Affiliates with respect to the organization, operation and/or management of the RNA Assets, including without limitation, Urban Retail Properties Co.;

  2.
  Upon the request of the Chief Executive Officer of the Company, serving as a director of, and/or the Company's representative with respect to, some or any of the RNA Acquisition Affiliates, provided the Executive receives insurance and indemnification comparable to that which is provided to directors or representatives, as the case may be, of the Company;

  3.
  Advising the Company with respect to the Company's properties and operations in the Las Vegas, Nevada area;

  4.
  Upon the request of the Chief Executive Officer of the Company, serving as the Company's representative with respect to the Contingent Stock Agreement, dated effective as of January 1, 1996 by the Company in favor of and for the benefit of the Holders and Representatives (both as defined in the Contingent Stock Agreement), provided the Executive receives insurance and indemnification comparable to that which is provided to representatives of the Company; and

  5.
  Such related services as the Company's Chief Executive Officer may reasonably request of the Executive.

    These services will be performed according to standards of performance and loyalty to the Company and its management, as clients, comparable to the standards applicable to the Executive's performance as Vice Chairman and Chief Operating Officer of the Company, and maintaining appropriate confidentiality with respect to the projects and business of the Company and RNA Acquisition Affiliates. The Company may terminate the consulting agreement referenced herein without "cause" (as defined below), upon fifteen (15) days written notice to the Executive, and upon such termination the Company shall pay to the Executive the fees as specified below through the remaining term of the consulting agreement. The Company also may terminate the term of the consulting agreement for "cause", upon fifteen (15) days written notice to the Executive, and upon such termination the Company shall pay to the Executive the fees earned as specified below to the date of termination, pro rated for any partial month. For the purpose of this Agreement "cause" is defined as: (i) the willful and continued failure of the Executive to perform substantially the Executive's duties owed to the Company after a written demand for substantial performance is delivered to the Executive which specifically identifies the nature of such non-performance (other than any such failure resulting from the Executives incapacity due to physical or mental illness), (ii) willful gross misconduct by the Executive that is significantly and demonstrably injurious to the Company or (iii) the Executive in this course of his engagement under the consulting agreement is convicted of a felony or willfully engages in a fraud that results in the material harm to the Company. No act or omission on the part of the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. For the purpose of this Agreement, any act or failure to act by the Executive based on authority given pursuant to a resolution adopted by the Board of Directors of the Company or upon instruction of the Board, the Company's Chief Executive Officer or another executive officer of the Company, or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, "cause" shall not be deemed to have occurred without (1) reasonable notice to the Executive setting forth the reasons for the Company's determination that "cause" has occurred, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Company and (3) delivery to the Executive of a notice from the Board finding that in the good faith opinion of three-quarters (3/4) of the Board the Executive was guilty of the conduct specified in clause (i), (ii) or (iii) above and specifying the particulars thereof in detail.

  B.
  Fees; Expenses;Support from Company Personnel.    Beginning on the Retirement Date and continuing on the first business day of each month throughout the one year term of the consulting agreement, and provided the Executive is performing or has performed the services as contemplated herein, the Company will pay the Executive a fee of $21,115 per month for providing the services referenced in subsection 4A above, pro rated for partial months. Unless the consulting agreement is terminated by the Company for cause or by the Executive, the consulting fee shall not be reduced if services are requested on less than the basis set forth in subsection 4A above. The Company will reimburse the Executive for all reasonable travel expenses in accordance with the Company's travel policies in effect from time to time and for other reasonable expenses incurred by the Executive while providing consulting services. During the term of the consulting agreement, the Executive shall have access to, and the advice and consultation of, such Company personnel as are reasonably necessary for the Executive's performance of the consulting services contemplated herein and/or for the effectuation of the objectives of the Company.

  C.
  Independent Contractor.    The Executive understands that he will be performing such consulting services as an independent contractor and not as an employee, and therefore will be solely responsible for all federal and state tax obligations imposed with respect to payments received from the Company; that the Company will not pay any Federal Insurance Contributions Act ("FICA") taxes or Federal Unemployment Tax Act taxes, will not withhold and pay on his account any income tax withholding or FICA taxes, and will not cover the Executive for workers compensation purposes.

SECTION 5. EXECUTIVE AGREEMENT

        The Company and the Executive have entered into that certain Executive Agreement dated October 25, 1999 (the "Executive Agreement") regarding, among other things, the terms of the Executive's employment following the Operative Date (as defined in the Executive Agreement) and the obligations of the Company to the Executive upon termination of this employment on and after the Operative Date. Provided the Executive has not terminated the consulting services agreement referenced in Section 4 above, and further provided that the Company has not terminated such consulting agreement for "cause" (as defined above), if the Operative Date shall have occurred on or before October 1, 2003 (and the Company and the Executive hereby mutually extend the term of the Executive Agreement to October 1, 2003), then and in such event:

  A.
  This Agreement shall be terminated and of no further force and effect, and as soon as practicable following the Operative Date the Executive shall be paid all unpaid amounts payable to him under Section 2 above together with all unpaid amounts payable under the consulting agreement referenced in Section 4 above, prorated, in the case of amounts payable under the consulting agreement, to the date of termination;

  B.
  The New Options shall vest effective as of the Operative Date and shall be exercisable at any time during their respective remaining terms subject to the terms and conditions as provided in their applicable option agreement.

  C.
  Effective as of the Operative Date, any remaining restrictions on the Restricted Stock shall terminate, and the Executive shall own those shares outright.

  D.
  The Company shall pay to the Executive in a lump sum in cash within thirty (30) calendar days after the Operative Date the sum of $3,959,370, representing three times the Executive's 2001 salary ($633,450) and bonus ($686,340).

SECTION 6. PERFORMANCE OF AGREEMENT

  A.
  Subject to the provisions of subsection B below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, successors, heirs, assigns, executors, administrators and personal representatives.

  B.
  This Agreement shall be assignable by the Company only to any corporation(s) or other entity(ies) (the "Successors") resulting from the reorganization, merger or consolidation of the Company with any other corporation(s) or entity(ies) to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred (each such act a "Change of Control"), and this Agreement must be so assigned by the Company to, and shall then be deemed to be binding upon, such Successor(s) in connection with any such Change of Control. Notwithstanding any assignment of this Agreement, however, the Company shall remain a guarantor of the performance of all obligations to be performed by the Company under this Agreement.

  C.
  In the event that any retirement plan payment or other payment specified in Section 2 or Section 5 hereof shall not be paid within five (5) days following the date such payment was due under the terms hereof, and upon ten (10) days' prior written notice to the Company by the Executive (or his spouse, authorized representative or beneficiary) and opportunity on the part of the Company to cure, within such notice period, such nonpayment shall be deemed a material breach of this Agreement. Thereupon, the Executive, or his successor in interest, shall be entitled to obtain any remedy at law or in equity available under the circumstances, and in addition to any other sums owing to the Executive, the Company shall also be liable for all reasonable attorneys' fees and expenses incurred by the Executive in connection with any such breach and the collection (including legal advice and any ensuing litigation) of any unpaid amounts in connection with any such breach, all without being subject in whole or in part to any diminishment, set off, counterclaim, compromise or other claim of any kind on the part of the Company, whether sought to be asserted by or on behalf of the Company, any affiliate, director, officer or any other entity or person now or in the future, which might otherwise offset, reduce, make contingent or delay the payment by the Company of such obligations specified in Section 2 or Section 5 hereof, it being understood that any such claim on the part of the Company shall be determined separately from the determination and performance of such payment obligations to the Executive specified in Section 2 or Section 5. The Company has received advice from independent legal counsel with respect to the meaning and enforceability of this subsection 6C.

SECTION 7. RELEASE; CONSULTATION WITH ADVISORS; EFFECTIVE DATE

  A.
  Certain of the payments and benefits provided for in this Agreement exceed the payments and benefits that are available to persons who voluntarily terminate from the Company. In consideration of these additional payments and benefits, the Executive agrees to release the Company, its subsidiaries and affiliates, and its and their directors, officers and employees, from all claims of any kind, if any, existing on or before the effective date of this Agreement and relating to the Executive's employment by or separation from the Company, including those arising under federal, state or local law, statute, ordinance or regulation (including, but not limited to Title VII of the Civil Rights Act or 1964 and the Age Discrimination in Employment Act).

  B.
  The Executive affirms that no promise or agreement has been made, other than as set forth in this Agreement, to cause him to sign this Agreement; that he understands the provisions of this Agreement; that he has been advised of the advisability of seeking advice, and has asked such questions and sought such advice, from legal counsel, financial and other of his advisors as he deems appropriate concerning his decision to sign this Agreement; and that he has had at least twenty-one (21) days within which to consider this matter.

  C.
  This Agreement shall become effective seven (7) days from the date of execution hereof unless the Executive revokes this Agreement in writing prior to such effective date.

SECTION 8. CONFIDENTIALITY AND NON-COMPETITION

  A.
  From and after the date of this Agreement through January 1, 2007, the Executive will keep confidential, except as may be required by law or court order, (I) the terms of this Agreement relating to any supplemental retirement benefits (except for disclosures in confidence to authorized officers or employees of the Company or their legal or financial advisors, or to his spouse and members of this immediate family, legal and financial advisors) and (ii) any trade secrets or confidential or proprietary information of the Company, its subsidiaries or affiliates and/or the RNA Acquisition Affiliates which are known to him as a result of this employment or association with the Company, its subsidiaries or affiliates, and/or the RNA Acquisition Affiliates, and the Executive shall not directly or indirectly disclose any such information to any person, firm, corporation or other entity, or use the same in any way. For the purposes of this Agreement, "trade secrets or confidential or proprietary information" means information unique to the Company, its subsidiaries or affiliates, and of the RNA Acquisition Affiliates, which has a significant business purpose and is not known or generally available from sources outside the Company, its subsidiaries or affiliates, or typical of industry practice.

  B.
  In consideration of the payments and benefits provided for in this Agreement, the Executive will not, except with the Company's permission (which may be withheld in the Company's sole discretion), directly or indirectly engage (whether as partner, proprietor, stockholder or owner of an equity interest, as a director, officer, employee, consultant, agent or in any other representative or individual capacity, as the owner or guarantor of any indebtedness or otherwise) in any activity or business (1) from the Retirement Date through October 1, 2003, which is in competition with the business of the Company, its subsidiaries or affiliates, including without limitation the RNA Acquisition Affiliates, anywhere in the United States and (2) from the Retirement Date through January 1, 2005, which has, as a principal line of business, broad scale long term community development in the Baltimore-Washington or Las Vegas, Nevada metropolitan areas (e.g., broad scale long term community development/land sale projects like Columbia, Maryland or Summerlin, Nevada) and/or which is in competition with the business of the Company, its subsidiaries or affiliates, including, without limitation the RNA Acquisition Affiliates, in the Baltimore-Washington or Las Vegas, Nevada metropolitan areas, and/or which has, as a principal line of business, the development, ownership and/or management of regional shopping centers in the United States (specifically including, without limitation, Simon Property Group, Westfield America, The Taubman Company, General Growth Properties, Macerich, CBL or any of their subsidiaries or affiliates). For the purposes of the provisions of this subsection 8B, the nature of the Company's business shall be deemed to be that of real estate developer, community developer and property manager. Nothing in this subsection shall prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business.

  C.
  It is recognized and agreed that damages in the event of a breach of subsection 8A or 8B by the Executive would be difficult, if not impossible, to ascertain, and the Executive therefore agrees that the Company, its subsidiaries and affiliates, in addition to and without limiting any other remedy or right that they may have, shall have the right to an injunction or other equitable relief enjoining any such breach.

SECTION 9. MISCELLANEOUS

  A.
  This Agreement is the entire agreement between the Company and the Executive and supersedes all previous oral or written agreements. Changes to the terms set forth in this Agreement may be made only in writing and with the consent of the Company and the Executive.

  B.
  Any federal, state or local taxes imposed on any of the payments, benefits, entitlements or other matters referred to in this Agreement, determined to be payable by an employee under applicable law shall be the responsibility of the Executive. The Executive has obtained such legal, financial or other advice with respect to the tax implications of the matters covered by this Agreement as he has deemed appropriate, and the Executive releases and holds harmless the Company, its subsidiaries and affiliates, and its and their directors, officers and employees, from any liability with respect to such tax implications or advice. If the Company incurs an obligation to withhold federal, state or local taxes in connection with any payments, benefits, entitlements or other matters referred to in this Agreement, the Executive upon notice from the Company shall promptly provide the Company with a cash payment or other property acceptable to the Company sufficient to satisfy the Company's withholding obligations.

  C.
  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

  D.
  Notices shall be effective when delivered to the Executive in person or when received by mail at his residence at 3137 Blendon Rd., Owings Mills, Maryland 21117, or at the last address provided by him in writing to the Company. Any notices to the Company shall be effective when delivered to the General Counsel of the Company at The Rouse Company Building, 10275 Little Patuxent Parkway, Columbia, Maryland 21044 or to its headquarters address if the foregoing ceases to be such.

        The undersigned have executed this Agreement, intending to be legally bound hereby, as of the 12th day of September, 2002.

THE ROUSE COMPANY

By:
Douglas A. McGregor		Anthony W. Deering Chairman of the Board and Chief Executive Officer

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  Exhibit 10. MATERIAL CONTRACTS
AGREEMENT
EXECUTIVE AGREEMENT
AGREEMENT